Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES FOOTPRINT OPTIMIZATION IN METAL CONTAINER BUSINESS

STAMFORD, CT, June 4, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN) announced today that it is closing its metal container manufacturing facilities in Mt. Vernon, Missouri and Waupun, Wisconsin.  The Company anticipates closing both of these facilities during the fourth quarter of 2019.  These plant closings, in conjunction with the ratification last month of a new labor agreement at the Company’s Menomonee Falls, Wisconsin metal container manufacturing facility that provides for the Company’s withdrawal from the Central States Pension Fund for that facility, will result in the Company’s complete withdrawal from the Central States Pension Fund.  Volumes from the closed facilities will be absorbed in existing facilities and in a new plant to be leased in the Midwest of the United States.

“Decisions regarding footprint optimization plans are always difficult, and we want to thank our dedicated employees at both facilities for their long service and their anticipated efforts during this transition.  At Silgan, these decisions are driven by a relentless pursuit to lower our overall cost structure, improve operating efficiencies and enhance our leading competitive position in our metal container business,” said Adam Greenlee, President of Silgan.  “Separately, we believe that withdrawing from the Central States Pension Fund and providing our Menomonee Falls employees with a company sponsored benefit plan is a better long-term solution,” concluded Mr. Greenlee.

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     SILGAN HOLDINGS
     June 4, 2019

The Company expects to recognize estimated pre-tax rationalization charges related to the plant closings, excluding charges related to the withdrawal from the Central States Pension Fund, of approximately $5.2 million in 2019, approximately $2.1 million of which is expected to be realized in the second quarter of 2019 and approximately $2.2 million of which will be non-cash.  These rationalization charges include the write-down in carrying value of assets, employee severance costs and plant exit costs related to the plant closings.

While the Company has had annual funding requirements to the Central States Pension Fund, the Company’s payments to the Central States Pension Fund as a result of its complete withdrawal from such pension fund will be fixed and will be for a definite period not to exceed twenty years.  As a result, the Company also expects to recognize an estimated pre-tax rationalization charge of approximately $37 million in 2019 for the present value of the currently estimated withdrawal liability, of which approximately $36 million is expected to be recognized in the second quarter of 2019.  The Company expects that its annual withdrawal payments to the Central States Pension Fund will be approximately $2.8 million for no more than twenty years, likely starting in 2020.  Although the annual withdrawal payments will be somewhat higher than the Company’s current annual funding requirements to the Central States Pension Fund, such increase will not be significant to the Company.  The actual amount of the charge and payments could vary based on final benefit calculations.

The Company’s earnings guidance for adjusted net income per diluted share for the full year 2019 and second quarter of 2019 are not impacted by the rationalization charges to be incurred in connection with the plant closings and the withdrawal from the Central States Pension Fund, as these charges are treated as adjustments for purposes of adjusted net income per diluted share.  These charges will also not have an impact on the Company’s estimate of free cash flow for 2019.

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SILGAN HOLDINGS
June 4, 2019

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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